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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2013

Red Bank, N.J. May 14, 2013 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2013 which appear below compared with the second quarter of fiscal 2012.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2013   Ended 4/30/2012      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $6,048,364         $6,441,635       - 6.11%
Net Income                    $5,842,545         $6,262,114       - 6.70%
Distribution per Unit           $0.64              $0.68          - 5.88%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Gas royalty income under both the Mobil and the OEG Agreements in the second quarter of 2013 was lower in comparison to income received during the second quarter of 2012. This decline was due primarily to lower gas prices under both royalty agreements as well as lower gas sales under the Mobil Agreement in the second quarter of 2013. Relevant details are shown below.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2013   Ended 4/30/2012      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.656             9.632            -10.13%
Gas Prices (Ecents/Kwh)(2)      2.4352            2.8708            -15.17%
Average Exchange Rate (3)       1.3105            1.3024            + 0.62%
Gas Royalty Income            $3,175,013        $4,137,430          -23.26%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 26.508            26.104            + 1.55%
Gas Prices (Ecents/Kwh)         2.9002            3.0872            - 6.06%
Average Exchange Rate           1.3105            1.3019            + 0.66%
Gas Royalty Income            $1,698,860        $1,806,345          - 5.95%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers



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Trust expenses for the second quarter of fiscal 2013 increased 12.29%, or
$23,477, to $214,431 from $190,954 in the second quarter of fiscal 2012.
This increase in expenses is primarily due to a difference in the timing of payments of mailing costs associated with the annual meeting. Trust interest income received during the second quarter of fiscal 2013 decreased to $8,612 in comparison to $11,433 received in the second quarter of fiscal 2012 due to reduced funds available for investment.

The decrease in total royalty income during the first six months of fiscal 2013 (as shown in the table below) was caused primarily by a decline in gas royalty income received under both the Mobil and OEG Agreements. This decline resulted from a combination of lower gas sales and lower gas prices.


                              Six Months         Six Months       Percentage
                            Ended 4/30/2013    Ended 4/30/2012      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $11,844,198        $12,979,896       - 8.75%
Net Income                    $11,315,555        $12,341,378       - 8.31%
Distribution per Unit            $1.23              $1.34          - 8.21%

The previously declared distribution of 64 cents per unit will be paid on May 29, 2013 to owners of record as of May 17, 2013. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.